Exhibit 99.1

[LETTERHEAD OF CITIZENS FINANCIAL GROUP, INC.]


NEWS RELEASE
FOR IMMEDIATE RELEASE                     Contact: Melodie Jackson
October 31, 2003                                   Director of Public Affairs
                                                   617-725-5840

                    Citizens Financial Group, Inc. completes
                     acquisition of Community Bancorp, Inc.

        Transaction expands presence of New England's second largest bank


PROVIDENCE, R.I. - Citizens Financial Group, Inc. announced that at the close of business today it will complete the purchase of Community Bancorp, Inc., the holding company for Community National Bank. The $116 million cash transaction continues Citizens' expansion in Massachusetts, deepening its presence in Middlesex County.

In July, Citizens announced the agreement to acquire Community Bancorp, a bank holding company with headquarters in Hudson, Massachusetts. Through this purchase, Citizens has acquired more than 20,000 new customers, 10 branch locations and 12 ATMs throughout Middlesex County, providing entry into Sudbury, Marlborough, Acton, Hudson, Stow and Boxborough and enhancing presence in Framingham and Concord.

"This expansion brings us into several new communities and delivers on our continuing commitment to provide greater convenience and outstanding service to our customers," said Thomas J. Hollister, President and CEO of Citizens Bank of Massachusetts. "We look forward to bringing enhanced value to Community National Bank's customers and the communities it serves."

The acquisition increases Citizens' banking network to 265 branches and nearly 650 ATMs in Massachusetts. Citizens is New England's second largest bank.


About Citizens Financial Group

Citizens Financial Group, Inc. is a $71 billion commercial bank holding company. It is headquartered in Providence, R.I., and has more than 825 branches, approximately 1,650 ATMs and more than 15,000 employees in seven states. It operates as Citizens Bank in Connecticut, Delaware, Massachusetts, New Hampshire, New Jersey, Pennsylvania and Rhode Island. Citizens is one of the 20 largest commercial bank holding companies in the United States. Citizens is owned by The Royal Bank of Scotland Group plc. The Citizens Web site is www.citizensbank.com.

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